Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

—————

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

September 8, 2017

Board of Directors

SSB Bancorp, Inc.

8700 Perry Highway

Pittsburgh, Pennsylvania 15237

Re:	SSB Bancorp, Inc.

Common Stock, Par Value $0.01 Per Share

Members of the Board:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of shares of common stock, par value $0.01 per share (the “Common Stock”), of SSB Bancorp, Inc. (the “Company”), pursuant to the Company’s Registration Statement on Form S-1 (the “Form S-1”).  We have reviewed the Company’s Articles of Incorporation, the Form S-1, the Plan of Mutual Holding Company Reorganization and Minority Stock Issuance of SSB Bank (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.  The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold, in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman, PC
Luse Gorman, PC